UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2008

Novacea, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 200

South San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 228-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On April 4, 2008, Schering Corporation (“Schering”), a wholly-owned subsidiary of Schering-Plough Corporation, delivered written notice (the “Termination Letter”) of Schering’s termination of the exclusive License, Development and Commercialization Agreement between Novacea, Inc. (“Novacea” or the “Company”) and Schering, dated May 29, 2007, for the development and commercialization of AsentarTM (DN-101) for all diagnostic, therapeutic and prophylactic uses in humans and animals (the “Collaboration Agreement”). Schering elected to terminate the Collaboration Agreement pursuant to Section 16.4(b) based on Schering’s determination, related to the termination of the ASCENT-2 Phase 3 clinical trial, that there had been a technical failure related to Asentar™. In November 2007, Novacea and Schering terminated the ASCENT-2 trial of Asentar™ due to an unexplained imbalance of deaths between the treatment and control arms of the trial.

According to the Termination Letter, the termination was effective immediately upon Novacea’s receipt of the Termination Letter. Upon termination of the Collaboration Agreement, the licenses and other rights granted by Novacea to Schering pursuant to the Collaboration Agreement terminated and Schering became responsible for conducting an orderly wind-down of all ongoing development activities with respect to Asentar™ and making all payments due to Novacea and any other third parties with respect to Asentar™, as per the terms of the Collaboration Agreement. Novacea anticipates that Schering will honor invoices for all costs incurred through the effective date of termination. However, Schering has indicated that they may dispute the costs associated with the currently ongoing wind-down activities with respect to Asentar™, which costs would be incurred by Novacea subsequent to the effective date of termination and subject to reimbursement by Schering. Any future development of Asentar™ would be at Novacea’s expense. Novacea does not anticipate incurring any early termination penalties as a result of the termination of the Collaboration Agreement.

As a result of the termination of the Collaboration Agreement, Novacea anticipates that it will recognize as revenue in 2008 the entire deferred revenue balance ($54.8 million as of December 31, 2007) related to the $60.0 million in upfront payments, which were being amortized previously over an approximately six-year period.

Novacea disclosed the material terms of the Collaboration Agreement and filed a copy of the Collaboration Agreement in its current report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2007.

The foregoing description is qualified in its entirety by reference to the Company’s press release dated April 9, 2008, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

* * * * *

Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2008	NOVACEA, INC.

	By:	/s/ Edward C. Albini
	Name:	Edward C. Albini
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 9, 2008